Exhibit 99.1

Onstream Media Reaffirms Business Strategy and Announces Record Fiscal 2011 and Fourth Quarter Revenues

-- Also announces a record of positive cash flow from operating activities (before changes in current assets and liabilities) for the fiscal year --

POMPANO BEACH, FL – November 22, 2011 – Management of Onstream Media Corporation (NASDAQ: ONSM), a leading online service provider of live and on-demand corporate audio and web communications, virtual event technology, and social media marketing, today expressed continued confidence in its business strategy and in conjunction with that announced record revenues for fiscal and fourth quarter 2011 as well as a fiscal 2011 record of positive cash flow from operating activities (before changes in current assets and liabilities). The comments were in response to shareholder inquiries regarding the recent decline in the Company's share price.

Fiscal 2011 and Fourth Quarter Revenues

Onstream expects to report consolidated revenues for fiscal 2011 of approximately $17.7 million, approximately 6.0% in excess of its revenues for fiscal 2010, and consolidated revenues for the fourth quarter of fiscal 2011 of approximately $4.3 million, approximately 7.1% in excess of its revenues for the fourth quarter of fiscal 2010. The fiscal 2011 revenues represent a record high and although the fiscal 2011 fourth quarter revenues reflected the seasonality Onstream typically experiences in the fourth quarter, they still represented a record high as compared to any previous fiscal fourth quarter.

In addition to records set for consolidated revenues, Onstream also expects to report a new record high for revenues from its Infinite Conferencing division in the fourth quarter of fiscal 2011, of approximately $2.0 million. During the fourth quarter of fiscal 2011, Infinite also accomplished its first month ever in excess of 10 million minutes, which month in turn contained a single day record of almost 700,000 minutes.

Randy Selman, President and Chief Executive Officer of Onstream Media, commented, “We are pleased that we were able to accomplish new revenue records in the most recently completed fiscal year and quarter, continuing our achievement of such records in the previous recent quarters. We look forward to reporting our full results for those periods, and looking forward to fiscal 2012, we expect that our legacy business, including conferencing and webcasting services, as well as our anticipation of the start of meaningful revenues from our MarketPlace365 platform, will continue to drive our revenue growth.”

Fiscal 2011 Cash Flow from Operating Activities (Before Changes in Current Assets and Liabilities)

In addition to record fiscal year and fourth quarter 2011 revenues, Onstream also expects to report record cash flow from operating activities (before changes in current assets and liabilities) for the fiscal year ended September 30, 2011. This represents the first time in Onstream’s history that it has reported positive cash flow from operating activities (before changes in current assets and liabilities) for an entire fiscal year.

Mr. Selman stated, “Despite our declining stock price, these very positive revenue and operating cash flow results support our continuing confidence in our corporate strategy.  Accordingly, we believe that the market will reflect the value we have created and the further progress we expect as we continue to execute that strategy.”

About Onstream Media:

Onstream Media Corporation (Nasdaq: ONSM) is a leading online service provider of live and on-demand Internet broadcasting, corporate web communications and virtual marketplace technology. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The company’s MarketPlace365® solution enables publishers, associations, trade show promoters and entrepreneurs to rapidly and cost effectively self-deploy their own profitable, online virtual marketplaces. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, BT Conferencing, Qwest and Trade Show News Network (TSNN). For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

Media Relations:

Chris Faust

Fastlane Communications

973-582-3498

cfaust@fast-lane.net

Investor Relations:

Jeff Ramson

Proactive Capital Resources Group, LLC.

212-792-4321

jramson@proactivecrg.com